Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements (Form S‑8 Nos. 333-38025, 333-65051, 333-86649, 333-84720, 333-91464, 333-116467, 333-136425, 333-154715, 333-159877, 333-167197, 333-176211, 333-182931, 333-192089, 333-200032, 333-207866, 333-212242, 333-218902, 333-225874, 333-232431, 333-244390, 333-258980, and 333-267002) of Harmonic, Inc. of our reports dated February 28, 2023, with respect to the consolidated financial statements of Harmonic, Inc. and the effectiveness of internal control over financial reporting of Harmonic, Inc. included in this Form 10‑K/A of Harmonic, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
San Jose, California
September 29, 2023